As filed with the Securities and Exchange Commission on October 6, 2011

Registration No. 333-176375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or other jurisdiction of incorporation)	27-0467113 (I.R.S. Employer Identification No.)

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John J. Suydam, Esq.

Vice President and Secretary

ACREFI Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq.

Andrew S. Epstein, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion, dated October 6, 2011

PROSPECTUS

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

Direct Stock Purchase and Dividend Reinvestment Plan

Our Direct Stock Purchase and Dividend Reinvestment Plan, or the Plan, provides new investors and existing holders of our common stock with a convenient and economical method to purchase shares of our common stock. By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. In addition, the Plan permits you to make optional cash investments of up to $10,000 per month, and, with our prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of our common stock. We may, in the future, offer a discount from the market price of our common stock ranging from 0% to 5%, including the payment by us of applicable brokerage fees, pursuant to the dividend reinvestment or optional cash investment features of the Plan, at our sole discretion.

Plan highlights include:

•	Any registered holder of our common stock may elect to participate in the Plan.

•	Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•	Full or partial dividend reinvestment options.

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Optional cash investments of up to $10,000 per month, and, with our prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of our common stock; we may, in the future, offer a discount from the market price of our common stock ranging from 0% to 5%, including the payment by us of applicable brokerage fees, at our sole discretion.

•	You may build your investment over time, starting with as little as $250, or $100, if you authorize automatic monthly cash investments.

•	You may access your account online to review and manage your investment.

•	Optional automatic investment withdrawals from your bank account.

This prospectus relates to the offer and sale of up to 2,000,000 authorized but unissued shares of our common stock under the Plan. Plan participants should retain this prospectus for future reference.

To ensure that we may continue to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, no stockholder may own more than 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of our common or capital stock, unless our board of directors waives this limitation. See the discussion under “U.S. Federal Income Tax Considerations” for more information.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “ARI.”

An investment in our common stock entails certain material risks and uncertainties that should be considered. See “Risk Factors” beginning on page 5 of our Annual Report on Form 10-K for the year ended December 31, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2011

- i -

The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. We encourage you to read this prospectus, as well as the information which is incorporated by reference herein, in their entireties. You should carefully consider the material risks of investing in our common stock referenced under the caption “Risk Factors” of this prospectus before making a decision to participate in the Plan. In this prospectus, unless otherwise specified or if the context requires otherwise, we use the terms “company,” “we,” “us” and “our” to refer to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, together with its consolidated subsidiaries; references in this prospectus to “Apollo” refer to Apollo Global Management, LLC, a Delaware limited liability company, together with its subsidiaries; references in this prospectus to “our Manager” refer to ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC.

SUMMARY INFORMATION

We are a commercial real estate finance company that originates, acquires, invests in and manages performing commercial first mortgage loans, commercial mortgage-backed securities, or CMBS, mezzanine loans and B-Notes and other commercial real estate-related debt investments in the United States. We refer to these asset classes as our target assets.

We are externally managed and advised by ACREFI Management, LLC, or our Manager, an indirect subsidiary of Apollo Global Management, LLC. Pursuant to the terms of the management agreement between us and our Manager, our Manager is responsible for administering our business activities and day-to-day operations and providing us with our management team and appropriate support personnel. We are taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes.

Our principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, New York 10019. Our telephone number is (212) 515-3200. Our website is www.ApolloReit.com. The information on our website is not considered part of this prospectus.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission, or the SEC, as well as other information in this prospectus and any accompanying prospectus supplement before purchasing our common stock. Each of the risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose all or a portion of your original investment. See “Where You Can Find More Information” beginning on page 52 of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference in this document, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “project,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy or the demand for commercial real estate loans;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements, including securitizations;

•	the amount of commercial mortgage loans requiring refinancing over the 2011 to 2015 period;

•	the anticipated shortfall of debt financing from traditional lenders;

•	the volume of short-term loan extensions;

•	the demand for new capital to replace maturing loans;

•	our expected leverage;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets;

•	interest rate mismatches between our target assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act;

•	availability of opportunities to acquire commercial mortgage-related, real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

We caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We caution not to place undue reliance upon any forward-looking statements, which speak only as of the date made. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 which is incorporated by reference into this prospectus. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Such new risks and uncertainties may be included in the documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus which will be considered to be incorporated by reference into this prospectus. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in the documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, which will be considered to be incorporated by reference into this prospectus.

DESCRIPTION OF THE PLAN

Our Direct Stock Purchase and Dividend Reinvestment Plan is described in the following questions and answers:

1.	Why is the Plan being offered?

The purpose of the Plan is to provide a convenient and economical method for our current stockholders to acquire shares of our common stock by investing cash dividends paid on their shares of our common stock to purchase additional shares of our common stock. The Plan also provides our current stockholders and new investors with a convenient way to acquire shares of our common stock by making optional cash investments to purchase shares of our common stock. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock to participants in the Plan. Shares of our common stock credited to a participant’s account are considered “Plan Shares.”

2.	What features does the Plan offer?

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Automatic dividend reinvestment. You can increase your holdings of our common stock through automatic reinvestment of your cash dividends. You can elect to reinvest all or a percentage of your dividends.

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Optional cash investments. You can increase your holdings of our common stock through optional cash investments of $100 or more. You can make optional cash investments by check or by authorizing a one-time debit or automatic monthly deductions from your bank checking or savings account (see Question 9).

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Initial investment. If you are not a current stockholder, you can make an initial investment in our common stock, starting with as little as $250, or $100 if you sign up for automatic monthly investments (see Question 7).

•	Automated transactions. You can execute many of your Plan transactions online or by phone if you have established automated privileges.

Refer to Question 8 for details on fees charged for these transactions and services.

3.	What are the primary benefits and disadvantages of the Plan?

The primary benefits of participating in the Plan are as follows:

•	You may automatically reinvest cash dividends on all or a portion of your holdings of our common stock in additional shares of our common stock.

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You may also invest in shares of our common stock by making optional cash investments. Subject to certain exceptions in the case of Large Cash Purchases (as defined herein) (see Question 26), your total optional cash investment for any month is limited to $10,000. You can make optional cash investments by check or by authorizing a one-time debit or automatic monthly deductions from your bank checking or savings account.

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If we issue new shares of our common stock to participants in the Plan, we may sell them at a discount of up to 5% from the market price of our common stock. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares, treating any brokerage fees we pay as included in the discount. You should note, however, that we are not initially anticipating offering shares at a discount or discounting the purchase price of our shares under the Plan. Any such discounts will be made at our sole discretion.

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The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay, subject to certain exceptions, the trading fees or service charges associated with an independent purchase (see Question 8).

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You may direct the Plan Administrator to transfer, at any time and at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements set forth in Question 19.

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The Plan offers a “share safekeeping” service that allows you to deposit your company stock certificates with the Plan Administrator at no cost to you and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

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In order to simplify your recordkeeping, the Plan Administrator will send you an account statement as soon as practicable after each dividend reinvestment and after each optional cash investment. The Plan Administrator (as defined in Question 11 below) will also send you an account statement after any transfer, sale or withdrawal of Plan Shares.

The primary disadvantages of participating in the Plan are as follows:

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Your investment in the Plan is no different from any investment in shares of our common held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of your shares.

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When you reinvest dividends under the Plan, you will be treated for U.S. federal income tax purposes as having received a dividend on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 24.

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You will have limited control over the specific timing of purchases and sales of our common stock under the Plan. Because the Plan Administrator must receive funds for a cash purchase prior to the actual purchase date of the common stock, your investments may be exposed to changes in market conditions.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Question 9.

•	The purchase price for shares of common stock purchased under the Plan may exceed the price of acquiring shares of common stock on the open market at any given time on the actual purchase date.

4.	Who may participate in the Plan?

You may participate in the Plan if you are:

•	a current owner of shares of our common stock;

•	a first-time investor that is a U.S. citizen or a corporation or other entity organized or domiciled in the United States; or

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a first-time investor that is a foreign citizen or a corporation or other entity organized or domiciled outside the U.S., if there are no laws or governmental regulations that would prohibit you from participating, or that would affect the terms of the Plan.

5.	How do I enroll in the Plan if I am a current stockholder of record?

If you already own shares of our common stock and the shares are registered in your name, you can join the Plan by enrolling online by accessing your shareowner account through the Plan Administrator’s website at www.shareowneronline.com or by completing an enrollment form and returning it to the Plan Administrator.

6.	How do I enroll if my shares are held other than in my name?

If you hold shares of our common stock in “street name” in a brokerage, bank or other intermediary account, you can participate in the Plan by instructing your broker, bank or other intermediary to have your shares transferred into your name. After your shares are transferred into your name you will receive a shareowner account statement and instructions for enrolling in the Plan as described in Question 5 above. If you do not wish to transfer your shares of common stock into your name from your brokerage, bank or other intermediary, you can participate by making cash investments in the Plan as described in Question 7 below.

7.	How do I enroll if I am not currently a stockholder?

If you do not currently own any shares of our common stock, or if you hold shares of our common stock in “street name” in a brokerage, bank or other intermediary account and you do not wish to transfer your shares of common stock into your name, you can enroll in the Plan by:

•	enrolling online at www.shareowneronline.com and authorizing the Plan Administrator to make a one-time deduction from your bank account of at least $250;

•	completing and returning an enrollment form, together with an initial investment of at least $250;

•	enrolling online at www.shareowneronline.com and agreeing to make a one-time deduction from your bank account of at least $100 and authorizing future monthly cash investments of at least $100; or

•	completing and returning an enrollment form together with an initial investment of at least $100 authorizing future automatic monthly cash investments of at least $100.

Regulations in certain countries may limit or prohibit participation in this type of plan. Persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

8.	What are the fees associated with participation in the Plan?

There is no fee to enroll in the Plan.

We will pay all of your optional cash purchase and dividend reinvestment transaction fees and trading commissions to the extent that such fees, including any discount we offer on the shares, do not exceed 5% of the fair market value of the shares you acquire. You will pay the applicable fees and trading commissions when you sell your shares of our common stock through the Plan as described below. The following sets forth the fees applicable to your participation in the Plan:

Administration Fees and Investment Fees

Dividend Reinvestment Fee	None

Optional Cash Investments Fee	None

Expenses and Transaction Fees

Stock Sales

— Plan Sales (partial or full)	$15.00 per sale

— Sale of fractional shares at termination or withdrawal	$15.00 per sale

— Processing fee on sales of shares (including any brokerage commissions the Plan Administrator is required to pay)	$0.12 per share

Returned Checks or Returned Electronic Payment Fee	$35.00 per item

Prior Year Duplicate Statements	$25.00 per year (no charge for current or most recent year-end)

We may change these participation fees at any time. We will give you notice of any fee increase before it applies to you.

For sale transactions, transaction fees and brokerage commissions are deducted from the sale proceeds.

9.	What are my options for optional cash investments?

You may purchase shares of our common stock by using the Plan’s optional cash investment feature, but you have no obligation to make such an investment. Optional cash investments are applied by the Plan Administrator to the purchase of shares of our common stock on a weekly basis. If you are not a Plan participant at the time you wish to make your first optional cash investment, you must enroll in the Plan in order to make that investment. If your initial investment in the Plan is made in the form of an optional cash investment, your initial minimum investment must be at least $250 or $100 together with an authorization for automatic future monthly cash investments of $100 (See Question 8). Thereafter, additional optional cash investments may be made monthly in any amount between $100 and $10,000. If you are an existing holder of shares of our common stock, you may also make optional cash investments monthly in any amount between $100 and $10,000.

Minimum and Maximum Investments. After you have enrolled in the Plan and either deposited shares of our common stock into your account or satisfied the requirements for opening your account by making an initial cash investment, you may purchase additional shares using the optional cash investment feature. You must invest at least $100 for any optional cash investment. Unless we approve your request to invest more than $10,000 monthly (a “Large Cash Purchase”), you may not invest more than $10,000 in any month. See Question 26 below for more information on how to make a Large Cash Purchase request in any particular month. Any optional cash investment that is less or more than the permitted investment amounts will be returned to you without interest.

Weekly Investment Dates. Investments of optional cash contributions received by the Plan Administrator will be made on Monday of each week (unless that day is not a day that the NYSE is open for trading, in which case the investment will be made on the next NYSE trading day, each such date, an “Investment Date”).

Contribution of Funds for Investment. The Plan Administrator must receive your funds for investment no later than two business days prior to an Investment Date for an initial cash investment and one business day prior to an Investment Date for any subsequent optional cash investments. If the Plan Administrator does not receive your funds by these deadlines, it may hold those funds and invest them the following week. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may want to take those actions you deem necessary to be assured that any optional cash contributions will be delivered to the Plan Administrator in sufficient time to be invested on the desired Investment Date. To obtain the return of funds transmitted for investment before any Investment Date, the Plan Administrator must receive a written request from you no later than the second business day before the relevant Investment Date.

Contribution Payment Options. You have three contribution payment options:

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By Online Investment: You may make optional cash investments by accessing your account online at www.shareowneronline.com. To purchase shares via online investment, you must authorize the withdrawal of funds from your U.S. or Canadian bank account by electronic funds transfer.

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By Automatic Monthly Withdrawals from Your Bank Account: If you wish to make regular periodic purchases without writing checks, you can authorize automatic monthly withdrawals from your U.S. bank account. Participants’ bank accounts are debited on the 25th day of each month (or, if that day is not a business day, then on the prior business day), and funds will be invested beginning on the next Investment Date. You can authorize automatic monthly withdrawals by accessing your account at www.shareowneronline.com, or by completing and submitting to the Plan Administrator an Automatic Cash Withdrawal and Investment form, which you may obtain online or by telephoning the Plan Administrator. You should allow three to four weeks for your first automatic withdrawal to be initiated. You may change or terminate your automatic withdrawal authorization online or by written notice to the Plan Administrator at least fifteen business days before the next scheduled cash withdrawal.

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By Check: You may send the Plan Administrator a check in U.S. dollars drawn on a U.S. bank or Canadian financial institution and made payable to “Shareowner Services.” If you are not in the United States, please contact your bank to verify that it can provide you with a check that clears through a U.S. bank or Canadian financial institution and that the dollar amount printed is in U.S. Dollars. The Plan Administrator is unable to accept payment in the form of checks that clear through non-U.S. banks. The Plan Administrator will not accept payment in the form of cash, money orders, traveler’s checks or third-party checks. To facilitate the processing of your investment, please use the Optional Cash Investment form attached to your account statement and mail your check and form to Shareowner Services as indicated on the form. You may obtain an Optional Cash Investment form by accessing your account online at www.shareowneronline.com or by calling the Plan Administrator. During the period that optional cash investments are held by the Plan Administrator pending their investment under the Plan, such funds may be invested in certain “Permitted Investments.” For purposes of this Plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (1) direct obligations of the United States, or (2) obligations fully guaranteed by the United States. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Insufficient Funds. A $35 fee will be assessed if any check or deposit is returned unpaid or if an automatic withdrawal from your bank account fails due to insufficient funds. In addition, the Plan Administrator will consider null and void the request for any optional cash investment associated with insufficient funds and will immediately remove any shares already credited to your account in anticipation of receiving those funds. The foregoing fee and any other incidental costs associated with the insufficient funds will be collected by the Plan Administrator through the sale of an appropriate number of shares from your Plan account. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

Credit of Shares in Plan Accounts. If the Plan Administrator acquires shares of our common stock for you from us with respect to a particular optional cash investment, your account will be credited with the shares purchased on the applicable Investment Date. If the Plan Administrator’s independent agent acquires shares of our common stock through open market purchases, the Plan Administrator will begin to acquire shares of our common stock on the appropriate Investment Date and continue until all purchases for that cash investment are completed. In this case, your account will be credited with the acquired shares of common stock following the last day on which all such purchases are completed.

No interest is paid on your payment pending its investment in shares of our common stock. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States, or (ii) obligations fully guaranteed by the United States. The Plan Administrator will retain any investment income from such investments and will bear the risk of loss from such investments.

10.	What are my dividend reinvestment options?

The dividend reinvestment option you elect can be applied to all your shares, whether held in certificate form, in direct registration or in the Plan.

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Full Dividend Reinvestment. The Plan Administrator will automatically reinvest in additional shares of our common stock the full amount of cash dividends, minus any withholding tax, paid on all your shares of our common stock.

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Partial Dividend Reinvestment. The Plan Administrator will reinvest in additional shares of our common stock a specified percentage (from 10% to 90%, in increments of 10%) of cash dividends, minus any withholding tax, paid on all your shares of our common stock. Any cash dividends not reinvested will be paid to you by check or direct deposit. To authorize direct deposit, see “—Electronic Deposit of Cash Dividends” below.

If you do not specify any option when you enroll, your account will be set up for full dividend reinvestment.

Initial Option Selection. Your reinvestment option will not apply to any dividend payment if you are not enrolled in the Plan on or before the “record date” for that dividend, which is the date on which a person must be a registered holder of shares of our common stock in order to receive dividends. If you enroll after the record date for a dividend payment, receipt or reinvestment of dividends will not commence until payment of the dividend for the next dividend period. No interest will be paid on funds held by the Plan Administrator pending investment.

Change of Option. You may change your investment option at any time by accessing your account at www.shareowneronline.com or by completing a new enrollment form and returning it to the Plan Administrator. The Plan Administrator must receive notice of a change of your investment option on or before a dividend record date in order for the change to be effective for that dividend payment.

Dividend Payment Dates. Payment of cash dividends on shares of our common stock is subject to the discretion of our board of directors. Dividends normally are payable on a quarterly basis.

Credit of Reinvested Dividends. If the Plan Administrator acquires shares of our common stock from us for a particular dividend reinvestment, your account will be credited with the shares on the dividend payment date. If the Plan Administrator’s independent agent acquires the shares through open market purchases, shares of our common stock will be acquired with dividend proceeds beginning on the related dividend payment date and will continue until all purchases for that dividend payment date are completed. In this case, your account will be credited with the shares following the last day on which all such purchases are completed.

Electronic Deposit of Cash Dividends. If you elect to have part of your cash dividends paid to you, you can have those amounts deposited directly into your bank account, instead of receiving a check by mail. To have your cash dividends deposited electronically to your bank account, you must enroll in our dividend direct deposit service by either accessing your shareowner account at www.shareowneronline.com and completing the authorization form online or by calling the Plan Administrator to request a direct deposit authorization form and returning your completed authorization form to the Plan Administrator by mail. You should allow 30 days for your direct deposit authorization to be established. Enrollment requests established no later than the dividend record date will be in effect for that dividend payment. You also may change your designated bank account for receipt of dividends by direct deposit or discontinue this feature by accessing your shareowner account at www.shareowneronline.com or by notifying the Plan Administrator in writing.

11.	Who is the Plan Administrator and what does the Plan Administrator do?

Wells Fargo Shareowner Services (“Shareowner Services”), a division of Wells Fargo Bank, N.A. (“Wells Fargo”) serves as the administrator of the Plan (“Plan Administrator”) on our behalf. The Plan Administrator, either directly or through affiliates, receives optional cash investments, directs the purchase and sale of shares of our common stock for Plan participants, keeps records, sends statements and performs other duties required by the Plan. In addition, Wells Fargo serves as the transfer agent and registrar for shares of our common stock.

The Plan Administrator will appoint an independent agent to act on behalf of Plan participants with respect to any purchases of shares of our common stock in the open market and any sales of shares of our common stock held in the Plan for participants.

12.	How does the Plan Administrator buy the shares?

The Plan Administrator will purchase shares of our common stock needed to meet the requirements of Plan participants for dividend reinvestments and optional cash investments:

•	directly from us from our authorized but unissued shares of common stock;

•	from third parties, through open market purchases; or

•	using a combination of the foregoing.

We will have the sole discretion to determine from which of these sources shares will be acquired to meet Plan requirements from time to time.

13.	At what price will the Plan Administrator purchase the shares?

Purchases Directly from Us. We may elect to satisfy the requirements of Plan participants for dividend reinvestments or optional cash investments not exceeding $10,000 per month with shares purchased directly from us. In this case, the purchase price of the shares will be the closing price of shares of our common stock (less any applicable discount) as reported on the consolidated tape for NYSE-listed companies administered by the Consolidated Tape Association on the last day that our common stock was traded on the

NYSE immediately preceding the Investment Date. No processing fee will be charged. Shares of our common stock acquired directly from us pursuant to the Plan may be acquired at a discount rate, as determined and set by us from time to time, ranging from 0% to 5% from the market price of our common stock, at our sole discretion. You should note, however, that we are not initially anticipating offering shares at a discount under the Plan. The pricing of shares of our common stock purchased from us pursuant to Large Cash Purchase requests is described above under Question 26 below.

Open Market Purchases. If we elect to satisfy the requirements of Plan participants by allowing the purchase of shares of our common stock in the open market, the price per share will be the weighted average price of all shares of our common stock (less any applicable discount) purchased by the Plan Administrator’s independent agent for the applicable investment period. Shares of our common stock (less any applicable discount) purchased by the Plan Administrator in the open market may be acquired at a discount rate, as determined and set by us from time to time, ranging from 0% to 5% from the market price, treating any applicable brokerage fees as included in the discount, which will be paid by us, at our sole discretion. You should note, however, that we are not initially anticipating discounting the purchase price of our shares under the Plan. We will pay all processing fees for dividend reinvestments and when shares are purchased from third parties.

When shares of our common stock are to be purchased from third parties, the Plan Administrator will make arrangements with an independent agent to use reinvested cash dividends and optional cash investments to purchase shares of our common stock in the open market on such terms as the Plan Administrator may reasonably determine. Purchases will begin on the applicable Investment Date and may be made over a number of days to meet the requirements of the Plan. No interest will be paid on funds held by the Plan Administrator pending investment. The independent agent may commingle your funds with those of other participants in the Plan for purposes of executing purchase transactions.

Because the Plan Administrator will arrange for purchases of shares of our common stock on behalf of the Plan through an independent agent, neither we nor any participant in the Plan will have the authority or power to control either the timing or price of the shares of our common stock purchased. Therefore, you will not be able to time precisely your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of shares of our common stock. As a result, if you transmit funds for an optional cash investment, it is possible that the market price of shares of our common stock could rise or fall before the Plan Administrator arranges to purchase shares of our common stock with your funds. The independent agent will use its best efforts to apply all funds to the purchase of shares of our common stock before the next Investment Date, subject to any applicable requirements of federal or state securities laws or regulations.

We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market. We are not initially anticipating offering shares at a discount or discounting the purchase price of our shares under the Plan. If we implement discounts on any feature of the Plan, any such discounts will be made at our sole discretion; and the discount rate we may offer will be subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant. To find out whether we are offering discounts under the Plan you may telephone us at 1-855-232-5476 or 1-917-472-4199 to determine (by prerecorded message) if we are offering any such discounts.

The purchase price for Large Cash Purchases is discussed in the response to Question 26 below.

14.	How often will I receive account statements?

The Plan Administrator will mail you a statement after each divided reinvestment showing all of your year-to-date transactions (including shares acquired, amounts invested and purchase prices) and other account information. Supplemental statements or notices will be sent to you when you make an optional cash investment or a deposit, transfer or withdrawal of shares.

You may elect to receive all statements or notices electronically by accessing your account on the Plan Administrator’s website at www.shareowneronline.com.

You may also obtain historical information about your account by accessing your account online through the Plan Administrator’s website at www.shareowneronline.com. You may request at any time a statement of your account from the Plan Administrator for the current year and most recent prior year free of charge. The cost for copies of account statements for earlier years is $25. Please retain your account statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in your address or, if you elect to receive communications electronically, your e-mail address, to ensure that you receive all notices, statements and reports regarding your participation in the Plan.

Account statements provide participants with records of their purchases and sales and other important information and should be retained for tax purposes.

15.	Will I receive stock certificates for my Plan Shares?

Each share purchase is credited to your Plan account. Your account statement will show the number of shares of our common stock, including any fractional share, credited to your account. You will not receive a certificate for your Plan Shares unless you request one. If you have established automated privileges, you can request a certificate for some or all of your whole shares by calling the Plan Administrator at 1-800-468-9716. If you have not established automated privileges, you can request a certificate by submitting your request in writing to the Plan Administrator (see Question 23 below for the mailing address). Certificates for fractional shares are never issued.

16.	Can I deposit stock certificates for safekeeping?

Shares of our common stock that you buy under the Plan will be maintained in your Plan account in book-entry, rather than certificate, form. You may deposit any other shares of our common stock that you hold in certificate form to your Plan account for “safekeeping” to be held in book-entry form, at no cost to you. Deposited shares will be credited to your account. You also may contribute shares you hold in book entry form through Direct Registration System, or DRS, into your Plan account by writing to or telephoning the Plan Administrator.

Following any deposit of stock certificates or contribution of DRS shares into your Plan account, those shares will be treated in the same manner as shares purchased through the Plan, allowing you to reinvest your dividends and sell these shares through the Plan.

Depositing stock certificates into your Plan account is advantageous because you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. To deposit stock certificates for safekeeping, complete the tear-off section of your account statement or write a letter of instruction and send it, together with your stock certificates, to the Plan Administrator.

17.	How do I enroll in optional mail loss insurance?

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen. The Plan Administrator can provide low cost loss insurance for certificates being returned for conversion to book-entry form. To take advantage of the optional mail loss insurance, simply include your $10 check, made payable to “WFSS Surety Program”, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the trading day prior to the documented mailing date. Claims related to lost securities under this service must be made within 60 days of the date the documented delivery service mailing date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates. Mail loss insurance covers the cost of replacement surety bond only, replacement transaction fees may apply.

If you choose another method of delivery or acquire your own mail loss insurance, we recommend you insure your delivery for at least 2% of the market value of your shares of our common stock.

Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 2% of the current market value of the shares of our common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen.

18.	Can I withdraw shares from my account?

At any time, you may withdraw some or all of your shares from your account, free of charge, and obtain the withdrawn shares of our common stock in book-entry form through DRS upon written request to the Plan Administrator, or by contacting the Plan Administrator by phone or by accessing your account online at www.shareowneronline.com. Stock certificates may be requested by submitting a request to the Plan Administrator in writing. Only whole shares of common stock may be withdrawn from your Plan account. If you request all of the shares of common stock in your account to be withdrawn and your Plan account holds a fractional share, a check for the value of the fractional share will be mailed to you. The amount of the check will be based on the then-current market value of the fractional share, less a service fee and processing fees. The Plan Administrator will establish the book-entry position through DRS representing the withdrawn shares within five business days after receiving your request.

Book-entry positions through DRS will be established in the name or names in which your Plan account is registered, unless you otherwise instruct the Plan Administrator. If the book-entry position through DRS is to be established in the name of a person other than the name appearing in your Plan account registration, your signature on the applicable instructions or stock power you provide must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program, as described below in Question 19.

19.	Can I transfer my Plan Shares to someone else?

You can give or transfer shares of our common stock from your Plan account to anyone you choose by:

•	making an initial cash investment of at least $250 to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing Plan participant in an amount of not less than $100 or more than $10,000 per month;

•	transferring shares from your Plan account to the account of an existing Plan participant; or

•	transferring a whole number of shares from your account to a recipient outside the Plan.

You may transfer shares of our common stock to the accounts of existing Plan participants or establish a new account. If your investments or transfers are made to an existing account, dividends on the shares credited pursuant to such investments or transfers will be invested in accordance with the elections made by the existing account owner. New Plan participants may elect any of the Plan’s available dividend investment options by completing an enrollment form.

When authorizing a transfer of your shares, you must send written instructions to the Plan Administrator and must have your signature on the letter of instruction “Medallion Guaranteed” by a financial institution participating in the Medallion Signature Guarantee program. A Medallion Signature Guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If you need additional assistance regarding the transfer of your shares, please telephone the Plan Administrator. You also may find information and obtain forms on the Plan Administrator’s website at www.shareowneronline.com.

You may not pledge any shares of our common stock held in your Plan account as collateral for a loan or other obligation. If you wish to pledge shares of our common stock held in your Plan account, you first must withdraw the number of shares you propose to pledge from your Plan account and request a physical certificate for that number of shares. Your request must be submitted in writing to the Plan Administrator.

20.	How do I sell my Plan Shares?

You can sell any number of shares held in your Plan account by notifying the Plan Administrator. Sale requests made by Plan participants on any day are aggregated by the Plan Administrator and not executed on an individual basis. In the case of every sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s independent agent for each aggregated order placed by the Plan Administrator, less a service fee and processing fee. Your sale request may be submitted to the Plan Administrator in writing, online by accessing your account at www.shareowneronline.com or by telephoning the Plan Administrator if you previously authorized your account for automated phone sales. Sale instructions received by the Plan Administrator will be processed as soon as practicable following receipt of a properly completed and authorized request, provided that sufficient market liquidity exists in the judgment of the Plan Administrator’s independent agent.

A Plan participant may instruct the Plan Administrator to deposit the net proceeds of any sale directly into a U.S. financial institutional account by providing the Plan Administrator with a voided blank check for a checking account or blank savings deposit slip for a savings account, or by submitting written instructions to the Plan Administrator, with your signature Medallion Guaranteed by an eligible financial institution.

The Plan Administrator reserves the right to decline to process a sale of shares if it determines, in its sole discretion, that supporting legal documentation is required but has not been provided. In addition, no person will have any authority or power to direct the time or price at which shares of our common stock are sold, and no one other than the Plan Administrator will select the independent agent through or from which sales are to be made.

Because the Plan Administrator will arrange for the sale of shares of our common stock through an independent agent, neither we nor any Plan participant will have the authority or power to control either the timing or price of Shares sold. Therefore, you will not be able to time precisely your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of shares of our common stock. As a result, if you submit a request for a sale, it is possible that the market price of shares of our common stock could rise or fall before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you can choose to withdraw from your Plan account the Shares you wish to sell, have them registered in your own name or in the name of your broker, and conduct the transaction through the broker of your choice.

The price of our common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares of our common stock. The price risk will be borne solely by you. You cannot revoke your request to sell once it is made.

21.	How do I close my account?

You may terminate your participation in the Plan at any time by either telephoning or delivering written instructions to the Plan Administrator. A termination request must be made by all registered holders listed on the account.

If a termination request is received close to a record date, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. If reinvestment is made, the Plan Administrator will process the termination request as soon as practicable, but in no event later than five business days after the investment is complete.

Upon termination of your participation in the Plan, you must choose either to receive the number of whole shares held in your account in book-entry form through DRS and a check for the value of any fractional share, or to have all of the shares in your account sold for you as described above under Question 20. If you choose to receive shares of our common stock and a check for the value of a fractional share, payment for the fractional share will be based on the then-current market value of shares of our common stock, less a service fee and processing fees (see Question 8 for a description of such fees). If you choose to receive the shares of our common stock, they will either be credited to a book-entry account through DRS established in the same name or names under which your Plan account is registered sent to you upon your request in certificate form. If you elect to have shares sold, the Plan Administrator will send any sale proceeds to you as soon as reasonably practicable.

22.	Can my account be involuntarily closed?

If your total holdings in the Plan fall below one share, the Plan Administrator may liquidate the fractional share, remit the proceeds to you by check, and close your Plan account. The amount of the check will be based on the then-current market value of the fractional share, less a service fee and processing fees (see Question 8 for a description of such fees).

23.	How do I contact the Plan Administrator?

By mail:

Shareowner Services

P.O. Box 64856

St. Paul, Minnesota 55164-0856

By certified mail:

Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075-1139

By phone:

Fax: 1-651-450-4085, Attn: Shareowner Services

Tel: 1-800-468-9716 or 1-651-450-4064 if outside the United States

Telephone hours from outside the United States are from 8:00 a.m. to 8:00 p.m. Eastern Time Monday through Monday except on NYSE holidays.

Internet:

Account access and transactions: www.shareowneronline.com

General inquiries: www.shareowneronline.com

Other contact information:

Recorded Announcement regarding Large Cash Purchases/Discounts: 1-855-232-5476 or 1-917-472-4199

Requests for Large Cash Purchases should be submitted via Fax: 1-646-607-3251

Plan participants and investors should include their name, address, daytime telephone number and account number and refer to us in all correspondence or other communications.

24.	What are the material U.S. federal income tax consequences of participating in the Plan?

Dividend Reinvestment. The reinvestment of dividends does not relieve you of any U.S. federal income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares of our common stock (including any fractional share), you will be treated as having received a distribution in the amount of the fair market value of our common stock on the dividend payment date multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf.

So long as we continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the distribution will be taxable under the provisions of the Internal Revenue Code applicable to REITs and their stockholders, pursuant to which (i) distributions (other than those designated as capital gain dividends) will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions that are designated as capital gain dividends by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions that are not designated as capital gains dividends and that are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders to the extent of the adjusted basis of each stockholder’s shares and will reduce the adjusted tax basis of each stockholder’s shares (but not below zero) and (iv) such distributions in excess of a stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares. You should be aware that, because shares of our common stock purchased with reinvested dividends may be purchased at a discount and because we may pay a portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or trading fees or service charges incurred by us. Such information will also be furnished to the Internal Revenue Service, or the IRS, to the extent required by law.

Optional Cash Purchases. The U.S. federal income tax consequences relating to a discount associated with a cash purchase of shares under the Plan are not entirely clear under current law. We intend to treat the excess value of the shares acquired by a stockholder by cash purchase under the Plan as a distribution from us. You should consult your tax advisors in this regard.

Subject to the following discussion, you will have a tax basis in shares acquired through the cash purchase component under the Plan equal to the amount of the cash payment plus the excess, if any, of the fair market value of the shares on the purchase date plus any applicable brokerage fees paid with respect to the purchases over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. Absent an election to the contrary from you, the Plan Administrator intends to use the “first in first out – FIFO basis method” (as defined in applicable Treasury Regulations) for shares of our common stock acquired by or for you under the Plan. The FIFO basis method of computing tax basis will apply to shares acquired by or for you under the Plan, except to the extent you provide notice to the Plan Administrator that you elect to use average basis or other permitted method of computing the tax basis of your shares under the Plan. You may make an election to use the average basis method of determining such tax basis at any time, and such method will apply to all dispositions of shares under the Plan following such election. You should consult your tax advisor regarding the average basis method and the elections that are appropriate for you.

The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares are acquired. If you sell or otherwise dispose of shares subject to the average basis method, you will be deemed to sell or transfer the shares that you first acquired. In the case of participants whose dividends are subject to U.S. backup withholding (see Question 25), the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.

Receipt of Share Certificates and Cash. You will not realize any additional income for U.S. federal income tax purposes when you receive certificates for shares of our common stock credited to your Plan account. Any cash received for a fractional share held in your Plan account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss for U.S. federal income tax purposes equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

25.	What are the effects of the U.S. federal income tax withholding provisions applicable to U.S. stockholders?

We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalty of perjury, that he or she is not subject to backup withholding. In the case of a stockholder who is subject to backup withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan Shares.

The summary set forth in Questions 24 and 25 is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participants in light of their personal investment circumstances or certain types of participants (including foreign persons, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) subject to special treatment under the U.S. federal income tax laws. For a discussion of the U.S. federal income tax consequences of holding stock in a REIT generally, see “U.S. Federal Income Tax Considerations.”

26.	May I invest more than the Plan maximum of $10,000 per month per account?

Large Cash Purchases in excess of $10,000 per month (including any initial investments in excess of $10,000) may be made only by investors that submit Large Cash Purchase requests that are approved by us, in our sole discretion.

Submission of Requests for Waiver. We, in our sole discretion, will determine whether to accept Large Cash Purchase requests at any time. Investors who wish to make Large Cash Purchases for any month should telephone us at 1-855-232-5476 or 1-917-472-4199 to determine (by a pre-recorded message) if we will be considering Large Cash Purchase requests for such month. When you call, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form.

Large Cash Purchase request forms may be obtained online through the “Investor Relations” section of our website at www.ApolloReit.com. We must receive completed Large Cash Purchase requests by facsimile at fax no. 1-646-607-3251 no later than 3:00 p.m. Eastern Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Eastern Time on such business day will be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of our common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of our common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of our common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of our common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $10,000 for the month for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•

To determine the purchase price of shares of our common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of our common stock, subject to the qualifications described below. Each day in the pricing period on which shares are purchased is referred to as a “Purchase Date.” The price for shares purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the volume weighted average price, rounded to four decimal places, of shares of our common stock, as traded on the NYSE during regular NYSE hours on the Purchase Date. We will obtain this pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

•

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs.

•

If established for any pricing period, the threshold price will be stated as a dollar amount which the volume weighted average price of shares of our common stock, rounded to four decimal places, as traded on the NYSE during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date and no funds will be invested in shares of our common stock on that date. Funds that are not invested will be returned without interest, as described below.

•

The establishment of the threshold price and the potential return of a portion of investment funds applies only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•

If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to five trading days, during which the threshold price is not satisfied or there are no trades of shares of our common stock on the NYSE.

•

If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•

We may establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be up to a maximum of 5% of the regular market price and may vary in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of our common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•

Any investor purchasing shares of our common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares will not be credited to such investor’s account until the conclusion of the pricing period unless we use the “continuous settlement feature” described below for that pricing period.

•

If we elect to use the continuous settlement feature, shares will be credited to the Plan accounts of investors purchasing shares pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares to be sold pursuant to a Large Cash Purchase request.

•

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of our common stock because the threshold price is not met or shares of our common stock are not traded on the NYSE on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the NYSE compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of our common stock are not traded on the NYSE.

27.	Are there any other limits on the purchase of shares of common stock under the Plan?

For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 98% of the outstanding shares of our common or capital stock (in value or number, whatever is more restrictive). These restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance with these restrictions is no longer required in order for us to qualify as a REIT. Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, and conditions as it may determine and receipt of certain representations and undertakings.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire shares of our stock that will or may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, is required to give us at least 15 days prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT.

Any attempted transfer of shares of our stock that would result in shares of our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in any other violation of the above limitations will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid must be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the event causing the shares to be held in the trust did not involve a purchase of such shares at market price, the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, if the event causing the shares to be held in the trust did not involve a purchase of such shares at market price, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock is required, within 30 days after the end of each taxable year, to give us written notice stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

28.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares of our common stock held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions. For more information regarding risks relating to an investment in shares of our common stock, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

29.	How do I get more information?

Questions regarding the Plan should be directed to Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, MN 55164-0856, or by calling 1-800-468-9716 or 1-651-450-4064 if outside the United States, between 7:00 a.m. and 7:00 p.m., Central Time, Monday through Friday. You may also go to the website address set up for the Plan at www.shareowneronline.com. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information regarding your participation in the Plan. They can contact the Plan Administrator directly for instructions on how to participate on your behalf. You can also get more information from our website at www.ApolloReit.com.

OTHER PLAN INFORMATION

Business Day and Trading Day. As used in the Plan, “business day” and “trading day” mean each Monday, Tuesday, Wednesday, Thursday or Friday on which trading occurs on the NYSE.

Stock Dividends and Stock Splits. If dividends are paid in the form of shares of our common stock, or if shares of our common stock are distributed in connection with any stock split or similar transaction, each account balance will be adjusted to reflect the receipt of shares of our common stock paid or distributed. You will receive a statement indicating the number of shares or amount of cash dividends paid as a result of the transaction.

Other Capitalization Changes. If there occurs any other transaction that results in the number of outstanding shares of shares of our common stock being increased or decreased, such as a recapitalization, reclassification, reverse stock split or other combination of shares of our common stock, or other increase or decrease in shares of our common stock effectuated without receipt of consideration by us, each account balance will be adjusted to reflect the results of such transaction. You will receive a statement indicating the effects of such transaction on your account balance.

Voting of Plan Shares. Shares of our common stock in your Plan account will be voted at each meeting of stockholders in accordance with your voting instructions if your proxy is timely and properly submitted. If you do not provide voting instructions, but timely and properly submit your proxy, all of your shares will be voted in accordance with the recommendations of our board of directors. If you do not timely and properly submit your proxy, none of your shares will be voted unless you vote in person at the meeting of stockholders.

Stockholder Communications. Plan participants will receive all communications sent to all of our stockholders. Plan participants that elect to receive stockholder communications electronically may receive these communications by e-mail instead of in paper form.

Limitation of Liability. Neither we or any of our affiliates, nor the Plan Administrator or its independent agent will be liable for any act performed in good faith or required by applicable law or for any omission to act made in good faith. This limitation of liability includes, but is not limited to, any claims of liability for:

•	failure to terminate an account upon the death of a participant before receiving written notice of such death and a request to terminate participation from a qualified representative of the deceased;

•	failure by a participant to receive communications regarding the Plan, when the participant fails to update changes to the address or e-mail address on file with the Plan Administrator;

•	purchase or sale prices reflected in a participant’s Plan account or the dates of purchases or sales of a participant’s Plan shares; or

•	any fluctuation in the market value of a participant’s Plan Shares after any purchase or sale of shares.

The Plan Administrator is acting solely as our agent and owes no fiduciary duties to any other person by reason of the Plan, and no such duties shall be implied. The Plan Administrator undertakes to perform only those duties as are expressly set forth herein or that the Plan Administrator has otherwise expressly agreed to perform in connection with the Plan, and no other duties shall be implied.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit).

The Plan Administrator (1) will not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own and (2) will not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. None of the directors, officers, employees or stockholders of Apollo or any of its subsidiaries will have any personal liability under the Plan. The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

Modification or Termination of the Plan. We reserve the right to suspend, modify or terminate the Plan at any time. You will receive notice of any suspension, material modification or termination. If you elect to receive your account information electronically, we may send any of these notices by e-mail. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Denial or Termination of Participation. The Plan is designed for long-term investors who would like to invest and build ownership of shares of our common stock over time. The Plan is not intended to provide stockholders with a mechanism for generating short-term profits through rapid turnover of shares acquired at a discount. Further, the Plan’s intended purpose precludes any individual or entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or exceeding the optional monthly cash investment limit. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of shares of our common stock. If you engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to deny, suspend or terminate participation by a Plan participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such an event, the Plan Administrator will notify the participant in writing of its action and will continue to hold the participant’s shares in book-entry form through DRS, but will no longer reinvest the participant’s dividends or accept optional cash investments from the participant.

Foreign Investors. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or, if you are a corporation or other entity, where you are organized or domiciled. If you are a citizen of, or organized or domiciled in, a country other than the U.S., you should independently confirm that by participating in the Plan you will not violate local laws governing, among other matters, taxes, currency and exchange controls, stock registration and foreign investments. We reserve the right to terminate the participation of any investor in the Plan if it deems termination to be advisable under any foreign laws or regulations. Non-U.S. investors may be subject to tax withholding requirements, as discussed in this prospectus under “U.S. Federal Income Tax Considerations.”

Multiple Accounts. We reserve the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number. We also may aggregate Plan accounts that it believes to be under common control or management or to have common ultimate beneficial ownership. If we exercise our rights to aggregate investments and the resulting investment in the Plan would exceed $10,000 per month without a request for Large Cash Purchase approved by us, the amount in excess of $10,000 will be returned without interest as promptly as reasonably practicable.

Change of Plan Administrator. We reserve the right to terminate Shareowner Services as Plan Administrator and appoint another institution to serve as Plan Administrator, or to administer the Plan ourselves. All participants will receive notice of any such change, which may be by e-mail to participants electing to receive communications electronically, of any such change.

Interpretation of the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations. Any such determination by us will be conclusive and binding on Plan participants.

SUMMARY OF IMPORTANT DEADLINES

Dividend Reinvestment. Initial enrollment is available at anytime. Dividend reinvestment will begin with the dividend payable after the first record date following initial enrollment and either deposit of shares of our common stock or purchase of shares of our common stock under the Plan.

To change dividend reinvestment options for a particular dividend, the Plan Administrator must receive notice of any change by the record date for that dividend. Shares of our common stock will be credited to your Plan account in connection with any dividend reinvestment on the dividend payment date if shares of our common stock is acquired from us, or following the last day on which all open market purchases following a dividend payment are completed if shares of our common stock are acquired from third parties.

Initial and Optional Cash Investments up to $10,000 Monthly. Initial enrollment is available at any time. Receipt of funds by the Plan Administrator for initial investment from $250 (or $100 plus authorization for automatic future monthly cash investments of $100) up to $10,000 in any month and no later than the second business day before the next Investment Date.

Receipt of funds by the Plan Administrator for subsequent cash investments of at least $100 and no later than one business day before the next Investment Date.

The Plan Administrator must receive your written request no later than the second business day before the Investment Date.

Allow three to four weeks for first withdrawal to be initiated or automatic monthly investments via cash withdrawals from bank accounts. Funds will be withdrawn on the 25th of each month (or, if that day is not a business day, on the prior business day).

The Plan Administrator must receive your written notice of changes to automatic withdrawals from bank accounts at least fifteen business days before the next scheduled cash withdrawal.

Shares will be credited to your Plan account in connection with any optional cash investment on the applicable Investment Date if shares of our common stock are acquired from us, or following the last day on which all open market purchases using optional cash investments are completed if the shares are acquired from third parties.

Large Cash Purchases. You may obtain information on Large Cash Purchase requests for a particular month by telephoning us at 1-855-232-5476 or 1-917-472-4199 at any time.

Submission of Large Cash Purchase requests by us may be made no later than 3:00 p.m. Eastern Time on the third business day before the first day of the applicable pricing period. Approval or denial of Large Cash Purchase requests by us may be made by 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. Receipt of funds by the Plan Administrator for Large Cash Purchases in excess of $10,000 no later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period.

Sale of Plan Shares. The Plan Administrator will sell shares of our common stock as soon as practicable for properly authorized requests. Sales will be aggregated with all other shares of our common stock for which requests for sales have been timely received by the Plan Administrator. Net proceeds checks generally will be mailed on the date the sale transaction has settled. Net proceeds paid via direct deposit generally are credited to bank accounts one business day after the sale transaction has settled.

USE OF PROCEEDS

We will receive proceeds from the sale of shares of our common stock that the Plan Administrator purchases directly from us on behalf of the Plan. We intend to use the net proceeds from the sale of such shares of our common stock for general corporate purposes, including acquiring target assets or repaying indebtedness. We have no basis for estimating either the number of shares of our common stock that will be sold directly by us to the Plan or the prices at which such shares will be sold. We will not receive any proceeds from the sale of our common stock that the Plan Administrator purchases on behalf of the Plan in the open market or in privately negotiated transactions.

PLAN OF DISTRIBUTION

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for Large Cash Purchases by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver in connection with Large Cash Purchases by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Shares of our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell shares of our common stock in any jurisdiction where such offer or sale is not permitted.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Apollo Commercial Real Estate Finance, Inc., and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF

COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of our company—general

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2009. We believe that we have been organized and operate and intend to continue to be organized and to operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2009, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in commercial mortgage loan securitizations the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in general

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2012, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of taxable U.S. stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited transactions” and “—Foreclosure property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for qualification as a REIT.”

•

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries, or TRSs, we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•

If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. See “—Effect of subsidiary entities—Taxable mortgage pools” and “—Excess inclusion income.”

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)	that meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of subsidiary entities

Ownership of partnership interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset tests” and “—Gross income tests.”

Taxable REIT subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We have jointly elected with ACREFI TRS for ACREFI TRS to be treated as a TRS. This will allow ACREFI TRS to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold a significant number of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that loans that we acquire with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be acquired by a TRS. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible through 2012 for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of taxable U.S. stockholders” and “—Annual distribution requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’ debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Taxable mortgage pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that give rise to TMPs.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT.

Gross income tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95%

of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We treat certain mezzanine loans that may not meet all of the requirements for reliance on this safe harbor as real estate assets giving rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise not adversely affecting our qualification as a REIT. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans or acquire other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above). To the extent that such non-qualification causes us to fail the 75% gross income test, we could be required to pay a penalty tax or fail to qualify as a REIT.

We believe that the interest income that we receive from our mortgage-related investments and securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

We expect that the CBMS that we invest in will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from such CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from CMBS will be qualifying income for purposes of the REIT gross income tests.

Fee income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from real property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the CMBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the CMBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on CMBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the CMBS are not made.

In addition, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual distribution requirements.”

Failure to satisfy the gross income tests

We monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in general,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1 % of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets comprising our mortgage-related investments and securities that we own generally will continue to be qualifying assets for purposes of the 75% asset test, and that our holdings of TRSs and other assets will continue to be structured in a manner that will comply with the foregoing REIT asset requirements, and we monitor compliance on an ongoing basis. There can be no assurance, however, that we will continue to be successful in this effort. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets including our interests in our TRSs may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, we have and may continue to enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual distribution requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we are subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, resulting in original issue discount, such that we will be required to include in our income a portion of the original issue discount each year that the instrument is held before we receive any corresponding cash. Furthermore, we will likely invest in assets that accrue market discount, which may require us to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess inclusion income

A portion of the REIT’s income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” A REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	in the case of a stockholder that is a REIT, a RIC or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

•

is taxable (at the highest corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We will monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Prohibited transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We conduct our operations so that no asset owned by us or our pass-through subsidiaries is held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary is not in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of taxable U.S. stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2012) to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our company—General” and “—Annual distribution requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of subsidiary entities—Taxable mortgage pools” and “—Excess inclusion income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of our common stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive activity losses and investment interest limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income.

Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Recent legislation relating to foreign accounts.

Under recently enacted legislation, certain payments made after December 31, 2013 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “—Tax consequences of participation in the Plan” and “—Recent legislation relating to foreign accounts.”

Taxation of tax-exempt U.S. stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of subsidiary entities,” and “—Excess inclusion income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of non-U.S. stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-dividend distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As described below, we do not expect shares of our common stock to constitute USRPIs.

Capital gain dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of non-U.S. stockholders—Ordinary dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of our common stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

(a)	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

(c)	Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 5% of our outstanding common stock any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Tax consequences of participation in the Plan

General

We plan to offer stockholders and prospective stockholders the opportunity to participate in the Plan. Although we do not initially anticipate offering shares of our common stock at a discount or discounting the purchase price of our shares under the Plan, in the future, at our sole discretion, shares of our common stock acquired from us or in the open market pursuant to the Plan may be acquired at a discount as determined and set by us from time to time, ranging from 0% to 5%, taking into account any brokerage fees incurred by us.

Amounts treated as a distribution

Generally, a Plan participant will be treated as having received a distribution with respect to our common stock for U.S. federal income tax purposes in an amount determined as described below.

•

A stockholder whose dividends are reinvested in our common stock purchased from us or in the open market will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to our common stock equal to the fair market value of our common stock credited to the stockholder’s Plan account on the date the dividends are reinvested plus any brokerage fees and any other expenses deducted from the amount of the distribution reinvested. The amount of the distribution deemed received (and that will be reported on the Form 1099-DIV received by the stockholder) may exceed the amount of the cash dividend that was reinvested, due to a discount that may be offered on the purchase price of the common stock purchased.

•

A stockholder who participates in the optional cash purchase feature of the Plan and who purchases our stock through the cash investment feature of the Plan will be treated for U.S. federal income tax purposes as having received a distribution from us with respect to its stock equal to the fair market value of our stock credited to the stockholder’s Plan account on the date the stock is purchased (plus any brokerage fees paid by us) less the amount paid by the stockholder for our common stock.

•	A stockholder who participates in the cash purchase feature of the Plan will not be treated as receiving a distribution from us if no discount is offered.

•

Newly enrolled participants who are making their initial investment in our common stock through the Plan’s cash purchase feature and therefore are not currently our stockholders should not be treated as receiving a distribution from us, even if a discount is offered. Stockholders are urged to consult with their tax advisor regarding the tax treatment to them of receiving a discount on cash purchases in our stock made through the Plan.

In the situations described above, a stockholder will generally be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions paid by us, as described above under “Taxation of taxable U.S. stockholders,” “Taxation of tax-exempt stockholders,” or “Taxation of non-U.S. stockholders,” as applicable.

Basis and holding period in stock acquired pursuant to the Plan

Subject to the discussion below regarding the “average basis method,” the tax basis for our common stock acquired by reinvesting cash distributions through the Plan generally will equal the fair market value of our common stock on the date of distribution (plus the amount of any brokerage fees paid by the stockholder). Accordingly, if we offer a discount on the purchase price of our common stock purchased with reinvested cash distributions, the tax basis in our common stock would include the amount of any discount. The holding period for our common stock acquired by reinvesting cash distributions will begin on the day following the date of distribution.

Subject to the discussion below regarding the “average basis method,” the tax basis in our common stock acquired through an optional cash purchase generally will equal the cost paid by the participant in acquiring our stock, including any brokerage fees paid by the stockholder. If we offer a discount on the purchase price of our stock purchased by making an optional cash purchase or pay any brokerage fees, then the tax basis in those shares of stock also would include any amounts taxed as a dividend. The holding period for our common stock purchased through the optional cash purchase feature of the Plan generally will begin on the day our stock is purchased for the participant’s account.

Absent an election to the contrary from you, the Plan Administrator intends to use the “FIFO” (as defined in applicable Treasury Regulations) for shares of our common stock acquired by or for you under the Plan. The FIFO method of computing tax basis will apply to shares acquired by or for you under the Plan, except to the extent you provide notice to the Plan Administrator that you elect to use the average basis method of computing the tax basis of your shares under the Plan or another permitted method. The Plan complies with recent Treasury Regulations, which generally allow taxpayers to elect to use the average basis method with respect to shares of stock acquired in connection with a dividend reinvestment plan if the plan requires the reinvestment of at least 10% of every dividend. As a result, you may make an election to use the average basis method of determining such tax basis at any time, and such method will apply to all dispositions of shares under the Plan following such election. You should consult your tax advisor regarding the average basis method and the elections that are appropriate for you.

Withdrawal of Stock from the Plan

When a participant withdraws stock from the Plan and receives stock certificates, the participant will not realize any taxable income. However, if the participant receives cash for a fractional share, the participant will be required to recognize gain or loss with respect to that fractional share.

Effect of Withholding Requirements

Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the Plan. See “—Taxation of non-U.S. stockholders,” “—Backup withholding and information reporting” and “—New legislation relating to foreign accounts” for discussion of the withholding requirements that apply to other distributions that we pay. All withholding amounts will be withheld from distributions before the distributions are reinvested under the Plan. Therefore, if a stockholder is subject to withholding, distributions which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount.

Backup withholding and information reporting

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Recent legislation relating to foreign accounts

Recently enacted legislation may impose withholding taxes on U.S. source payments made after December 31, 2013 to “foreign financial institutions” and certain other non-U.S. entities and on certain non-U.S. “pass thru” payments made and disposition proceeds of U.S. securities realized, after December 31, 2014. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

State, local and foreign taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or other actions affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

Sunset of reduced tax rate provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

LEGAL MATTERS

Clifford Chance US LLP will pass upon the validity of the shares we are offering under this prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC, containing reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.

This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act covering shares of common stock that may be offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 001-34452)	Year ended December 31, 2010

Document	Period
Quarterly Report on Form 10-Q (File No. 001-34452)	Quarter ended March 31, 2011
Quarterly Report on Form 10-Q (File No. 001-34452)	Quarter ended June 30, 2011

Document	Dated
Current Report on Form 8-K (File No. 001-34452) (Accession No: 0001193125-11-134290)	May 10, 2011
Current Report on Form 8-K (File No. 001-34452)	July 25, 2011
Current Report on Form 8-K/A (File No. 001-34452)	September 23, 2011

Document	Dated
Description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-34452)	September 10, 2009

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. In addition, all documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at 9 West 57th Street, 43rd Floor, New York, New York 10019, Attention: Investor Relations, or contact our offices at (212) 515-3200. The documents may also be accessed on our website at www.ApolloReit.com.

Direct Stock Purchase and Dividend Reinvestment Plan

Prospectus

                         , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the shares of common stock being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$3,546
Printing and engraving expenses*	$14,000
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$20,000
Miscellaneous*	$15,000

Total*	$102,546

*	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to us or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Item 16.	Exhibits.

Exhibit No.

4.1*	Form of Certificate for Common Stock of Apollo Commercial Real Estate Finance, Inc.

5.1**	Opinion of Clifford Chance US LLP as to the validity of the offering of the shares of common stock.

8.1**	Opinion of Clifford Chance US LLP with respect to tax matters.

23.1**	Consent of Deloitte & Touche, LLP.

23.3**	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.4**	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

24.1+	Power of Attorney.

*	Incorporated by reference to the registrant’s Registration Statement on Form S-11, as amended (Registration No. 333-160533).
**	Filed herewith.
+	Filed previously.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 6th day of October 2011.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/S/ STUART A. ROTHSTEIN
Name: Stuart A. Rothstein Title: Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	* Joseph F. Azrack	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2011

By:	/S/ STUART A. ROTHSTEIN Stuart A. Rothstein	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 6, 2011

By:	* Henry R. Silverman	Chairman	October 6, 2011

By:	* Douglas D. Abbey	Director	October 6, 2011

By:	* Mark C. Biderman	Director	October 6, 2011

By:	* Alice Connell	Director	October 6, 2011

By:	* Eric L. Press	Director	October 6, 2011

By:	* Michael E. Salvati	Director	October 6, 2011

*By:	/S/ STUART A. ROTHSTEIN Stuart A. Rothstein, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.

4.1*	Form of Certificate for Common Stock of Apollo Commercial Real Estate Finance, Inc.

5.1**	Opinion of Clifford Chance US LLP as to the validity of the offering of the shares of common stock.

8.1**	Opinion of Clifford Chance US LLP with respect to tax matters.

23.1**	Consent of Deloitte & Touche, LLP.

23.3**	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.4**	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

24.1+	Power of Attorney

*	Incorporated by reference to the registrant’s Registration Statement on Form S-11, as amended (Registration No. 333-160533).
**	Filed herewith.
+	Filed previously.